Exhibit 23.2

JONES & HALEY, P.C.

115 Perimeter Center Place, Suite 170

Atlanta, GA 30346

Phone (770) 804-0500; Fax  (770) 804-0509

October 13, 2015

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C.  20549

Re: SoOum Corp. – Form S-8

Gentlemen:

We have acted as counsel to SoOum Corp., a Minnesota corporation (the “Company”), in connection with its Registration Statement on Form S-8 relating to the registration of 500,000,000 shares of its common stock, par value $0.0001 per share, which are issuable pursuant to the Company’s Employees, Directors, and Consultants Stock Plan for the Year 2015.

We hereby consent to all references to our firm included in the Registration Statement, including the opinion of legality.

Very truly yours,

JONES & HALEY, P.C.

/s/  Richard W. Jones

For the Firm